Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BreitBurn Energy Partners L.P. of our report dated May 31, 2007 relating to the financial statements of BreitBurn Energy Partners I, L.P., which appears in the Current Report on Form 8-K/A of BreitBurn Energy Partners L.P. dated August 10, 2007.

/s/PricewaterhouseCoopers LLP
Los Angeles, CA
February 11, 2008